Exhibit 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	John O. Guthrie
Phone:	757-648-1523

Heritage Bankshares, Inc. Completes Capital Purchase Transaction With U.S. Treasury

Norfolk, Va.: September 25, 2009 – Heritage Bankshares, Inc. (the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), has completed an investment transaction with the United States Department of the Treasury (“Treasury”) under the TARP Capital Purchase Program established by the Treasury (the “Program”).

Under the Program, the Company issued 10,103 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Stock”), in exchange for $10.103 million in proceeds. In addition to the issuance of the Series A Stock, as a part of the transaction the Company issued to the Treasury a warrant to purchase 303.00303 shares of its Fixed Rate Cumulative Preferred Stock, Series B (the “Series B Stock); immediately following the issuance of the Series A stock, the Treasury exercised its rights and acquired 303 shares of Series B Stock through a cashless exercise.

The newly issued Series A Stock, generally non-voting stock, pays cumulative dividends at an annual rate of 5% for five years, and an annual rate of 9%, thereafter. The newly issued Series B Stock, generally non-voting, pays cumulative dividends at a rate of 9% per annum. Both the Series A Stock and the Series B Stock were issued in a private placement transaction. More details of the transaction may be found in the Company’s Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission regarding the Company’s participation in the Program.

President and CEO, Michael S. Ives commented:

“It may appear strange that a company as strong as ours would take this step now when so many banks are seeking to repay their obligations to the United States Treasury. Our Board of Directors carefully considered the pros and cons of accepting TARP Capital over a period of months and concluded that accepting TARP Capital was in the best interest of our shareholders and clients.

“First and foremost among the reasons for accepting TARP Capital is to provide the Company with the amount of capital necessary for more rapid growth as soon as our local economy improves. Accepting TARP Capital is by far the least dilutive means of raising capital, as no additional shares of common stock would be issued. Because we participate under the TARP ‘private company’ regime, our TARP Capital did not involve the issuance of any warrants on our common stock. Our shareholders have the best of both worlds in that the Company will be able to take advantage of opportunities for material growth as soon as they arise but will not face the substantial permanent dilution that comes from issuing new common stock in this environment.

“Among other reasons for accepting TARP Capital were (a) capital ‘insurance’ against any further deterioration of the local economy or a lengthy period of high unemployment, (b) immediate compliance with any higher regulatory capital requirements that might be instituted, and (c) additional assurance to our clients of the safety and soundness of the Company in the event of any further deterioration of the banking system. Adding the

TARP Capital to the Company’s capital as of June 30, 2009 would have given the Company a powerful tangible capital ratio of approximately 13%, as of that date.

“Given our existing capital position and our strong asset quality, we made this decision out of strength and not out of weakness. If we need additional capital in the years ahead, we have it. If a need does not arise, we can repay the TARP Capital. In either event, by accepting TARP Capital now we have served the interests of our existing shareholders as we prepare for any eventuality that might occur over the next several years.”

The following table shows the Company’s historical regulatory capital ratios as of December 31, 2008, as well as estimated pro forma ratios for an investment of $10.1 million under the Program as if such investment had been made as of December 31, 2008.

Regulatory Capital Ratios	December 31, 2008 Actual	Pro Forma as of December 31, 2008 Assuming Sale of $10.1 Million of Senior Preferred Pursuant to the Program

Tier I Leverage Ratio	10.11%	13.58%

Tier I Risk Based Ratio	12.59%	17.41%

Total Risk Based Ratio	13.41%	18.23%

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk and two full-service branches in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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